Vapotherm Reports Second Quarter 2021 Financial Results

EXETER, New Hampshire, August 9, 2021 / Business Wire / -- Vapotherm, Inc. (NYSE: VAPO), (“Vapotherm” or the “Company”), a global medical technology company focused on the development and commercialization of its proprietary Vapotherm high velocity therapy® products which are used to treat patients of all ages suffering from respiratory distress, today announced second quarter 2021 financial results.

Second Quarter 2021 Summary

•	Revenue for the second quarter of 2021 was $20.6 million, a decrease of 41% over the second quarter of 2020
•	Revenue for the second quarter of 2021 of $20.6 million reflects an increase of 72% or a two-year compounded annual growth rate of 31% over revenue of $12.0 million in the second quarter of 2019.
•	Worldwide installed base of Precision Flow Hi-VNI systems increased by nearly 1,200 units in the second quarter of 2021

“We were pleased with our performance during the second quarter in which we expanded our worldwide Installed Base to over 32,000 units, which we expect will drive long-term recurring revenue growth,” said Joe Army, President and CEO of Vapotherm. “For the second half of 2021, we will educate our new Customers on how to use High Velocity Therapy for the treatment of the full spectrum of respiratory distress and continue to grow the Installed Base.  We will also launch our next generation technology platform, HVT 2.0. and our new digital offering, Vapotherm Access Post Care.”

Results for the Three Months June 30, 2021

The following table reflects the Company’s net revenue for the three months ended June 30, 2021 and 2020:

	Three Months Ended June 30,
	2021		2020		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
Revenue
Capital (product & lease revenue)	$6,172	30.0%	$21,450	61.0%	$(15,278)	-71.2%
Disposables	12,794	62.0%	13,163	37.5%	(369)	-2.8%
Service and other	1,659	8.0%	539	1.5%	1,120	207.8%
Total net revenue	$20,625	100.0%	$35,152	100.0%	$(14,527)	-41.3%

Net revenue for the second quarter of 2021 was $20.6 million. Total capital equipment revenue, including product and lease revenue, decreased compared to the second quarter of 2020. This decrease was primarily due to reduced COVID-19 related demand for our capital equipment, partially offset by increased average selling prices in the United States. Total disposable revenue decreased compared to the second quarter of 2020, primarily driven by reduced COVID-19 related demand and lower respiratory census in the U.S. as measured by respiratory related discharges as compared to historical levels. This decrease was partially offset by higher demand in our International markets due to continued COVID-19 pandemic demand, along with higher average selling prices in the United States.

Revenue information by geography is summarized as follows:

	Three Months Ended June 30,
	2021		2020		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
United States	$11,330	54.9%	$25,682	73.1%	$(14,352)	-55.9%
International	9,295	45.1%	9,470	26.9%	(175)	-1.8%
Total net revenue	$20,625	100.0%	$35,152	100.0%	$(14,527)	-41.3%

U.S. revenue decreased significantly due to reduced COVID-19 related demand for our capital equipment and disposables, partially offset by increased capital equipment and disposables average selling prices. International revenue decreased slightly in the second quarter of 2021 primarily due to reduced demand for our capital equipment due to reduced COVID-19 hospitalization rates in the European Union, partially offset by increased disposables demand.

Gross profit for the second quarter of 2021 was 9.4 million. Gross margin was 45.6% in the second quarter of 2021 compared to 50.1% in the second quarter of 2020. The decrease in gross margin is primarily due to overhead and labor absorption due to lower volumes. Gross profit was also negatively impacted due to a shift in revenue mix to International revenue partially offset by a shift to disposable revenue versus capital equipment revenue relative to the second quarter of 2020.

Operating expenses were $26.0 million in the second quarter of 2021, an increase of 1.6 million as compared to $24.4 million in the same period last year. The increase in operating expenses was primarily due to an increase in research and development and general and administrative expenses partially offset by reduced sales and marketing expenses.

Net loss for the second quarter of 2021 was $17.3 million, or $0.67 per share, compared to $8.0 million, or $0.35 per share, in the second quarter of 2020. Net loss per share was based on 25,887,313 and 23,090,613 weighted average shares outstanding for the second quarter of 2021 and 2020, respectively.

Adjusted EBITDA was negative $12.3 million for the second quarter of 2021 as compared to negative $4.3 million for the second quarter of 2020. The increase in Adjusted EBITDA loss was primarily due to a reduction in revenue on a year over year basis.

Cash Position

Cash and cash equivalents were $81.5 million as of June 30, 2021, $93.8 million as of March 31, 2021 and $113.7 million as of December 31, 2020.

Fiscal 2021 Outlook

As previously communicated, the Company expected light capital sales in the second half of the year due to reduced capital budgets. However, the Company is currently seeing increased demand for its capital units and disposables in certain U.S. geographies due to the impact of COVID-19 variants. Therefore, the Company expects to see near similar worldwide revenue levels in the third quarter as it did in the second quarter driven by COVID-19 demand in the U.S. while the Company expects International revenue to grow by about 30% over the third quarter of 2019. It continues to be difficult to predict the timing, duration and impact of COVID-19 on hospitalizations around the world and, to the extent the impact of COVID-19 deviates from the Company’s expectations, its full year revenue forecast would be impacted. Lastly, given the significant expected year over year decrease in revenue and production volumes, especially related to capital equipment, the Company expects full year gross margins to decrease year over year before improving next year to levels above 2020 levels.

The Company now expects full year revenue to be between $85 million and $91 million, which represents an increase of 83% over 2019 revenue and a two-year compounded annual growth rate of 35% at the mid-point of this range. This new revenue guidance reflects an update from previously issued full year revenue guidance of $82 million to $88 million. The Company continues to expect full year gross margins of 46% to 48%. The Company now expects full year operating expenses of $99 million to $102 million compared to previously issued full year operating expense guidance of $97 million to $99 million due primarily to investments in its new digital business, Vapotherm Access.

Conference Call

Management will host a conference call at 4:30 p.m. Eastern Time on August 9, 2021 to discuss the results of the quarter with a question and answer session. To listen to the conference call on your telephone, please dial (833) 714-0922 for U.S. callers, or +1 (778) 560-2684 for international callers, approximately ten minutes prior to the start time and reference conference code 4833015. To listen to a live webcast, please visit the Investors section of the Vapotherm website at: http://investors.vapotherm.com/events-and-presentations/events. The webcast replay will be available on the Vapotherm website for 12 months following completion of the call. A replay of this conference call will be available by telephone through May 12, 2021 by dialing (800) 585-8367 in the U.S. or +1 (416) 621-4642 outside of the U.S. The replay access code is 4833015.

Website Information

Vapotherm routinely posts important information for investors on the Investor Relations section of its website, http://investors.vapotherm.com/. Vapotherm intends to use this website as a means of disclosing material, non-public information and for complying with Vapotherm’s disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of Vapotherm’s website, in addition to following Vapotherm’s press releases, Securities and Exchange Commission filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Vapotherm’s website is not incorporated by reference into, and is not a part of, this document.

Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures of EBITDA and Adjusted EBITDA, which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA in this press release represents net loss less interest expense, net and depreciation and amortization. Adjusted EBITDA in this release represents EBITDA as adjusted for the impact of foreign currency loss or gain, change in fair value of contingent consideration, and stock-based compensation expense. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in tables accompanying this release.

These non-GAAP financial measures are presented because the Company believes they are useful indicators of its operating performance. Management uses Adjusted EBITDA principally as a measure of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections. The Company believes this measure is useful to investors as supplemental information because it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company believes Adjusted EBITDA is useful to its management and investors as a measure of comparative operating performance from period to period.

These non-GAAP financial measures and should not be considered alternatives to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP. They should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our capital expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using Adjusted EBITDA and other non-GAAP financial measures on a supplemental basis. The Company’s definition of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

About Vapotherm

Vapotherm, Inc. (NYSE: VAPO) is a publicly traded developer and manufacturer of advanced respiratory technology based in Exeter, New Hampshire, USA. The Company develops innovative, comfortable, non-invasive technologies for respiratory support of patients with chronic or acute breathing disorders. Over 3.0 million patients have been treated with the use of Vapotherm high velocity therapy® systems. For more information, visit www.vapotherm.com.

Vapotherm high velocity therapy is mask-free noninvasive ventilatory support and is a front-line tool for relieving respiratory distress—including hypercapnia, hypoxemia, and dyspnea. It allows for the fast, safe treatment of undifferentiated respiratory distress with one tool. The Precision Flow system’s mask-free interface delivers optimally conditioned breathing gases, making it comfortable for patients and reducing the risks and care complexities associated with mask therapies. While being treated, patients can talk, eat, drink and take oral medication.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements, including statements about our future focus on and ability to ensure our installed base of Precision Flow units is productive, grow the installed base and launch our new platform technology, HVT 2.0., and our expected revenue, gross margin and operating expenses for fiscal year 2021. In some cases, you can identify forward-looking statements by terms such as ‘‘expect,’’ “continue” “will” or “typically,” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words, and the use of future dates. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include, but are not limited to the following: Vapotherm has incurred losses in the past and may be unable to achieve or sustain profitability in the future, Vapotherm may need to raise additional capital to fund its existing commercial operations, develop and commercialize new products, and expand its operations, Vapotherm’s dependence on sales generated from its Precision Flow systems, competition from multi-national corporations who have significantly greater resources than Vapotherm and are more established in the respiratory market, the ability for Precision Flow systems to gain increased market acceptance, its inexperience directly marketing and selling its products, the potential loss of one or more suppliers, Vapotherm’s susceptibility to seasonal fluctuations, Vapotherm’s failure to comply with applicable United States and foreign regulatory requirements, the failure to obtain U.S. Food and Drug Administration or other regulatory authorization to market and sell future products or its inability to secure, maintain or enforce patent or other intellectual property protection for its products, the impact of the COVID-19 pandemic on its business, including its supply chain, and the other risks and uncertainties included under the heading “Risk Factors” in Vapotherm’s Annual Report on Form 10-K for the fiscal year ended December, 31, 2020, as filed with the Securities and Exchange Commission on February 24, 2021, Vapotherm’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021, as filed with the Securities and Exchange Commission on May 5, 2021 and August 9, 2021 respectively, and in any subsequent filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release reflect Vapotherm’s views as of the date hereof, and Vapotherm does not assume and specifically disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Financial Statements:

VAPOTHERM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	June 30, 2021	December 31, 2020
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$81,488	$113,683
Accounts receivable, net	8,498	23,488
Inventories	29,355	19,873
Prepaid expenses and other current assets	5,117	5,041
Total current assets	124,458	162,085
Property and equipment, net	21,617	20,573
Operating lease right-of-use assets	7,401	8,260
Restricted cash	253	1,853
Goodwill	14,012	16,226
Intangible assets, net	5,042	5,694
Other long-term assets	1,172	967
Total assets	$173,955	$215,658
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$5,088	$4,967
Contract liabilities	1,361	2,977
Accrued expenses and other current liabilities	19,284	34,033
Revolving loan facility, current portion	1,170	-
Total current liabilities	26,903	41,977
Long-term loans payable, net	39,689	39,653
Revolving loan facility, net of current portion	1,726	4,888
Deferred income tax liabilities	8	6
Other long-term liabilities	12,403	15,229
Total liabilities	80,729	101,753
Commitments and contingencies
Stockholders' equity
Preferred stock ($0.001 par value) 25,000,000 shares authorized; no shares issued and outstanding as of June 30, 2021 and December 31, 2020	-	-
Common stock ($0.001 par value) 175,000,000 shares authorized as of June 30, 2021 and December 31, 2020, 25,956,505 and 25,722,984 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	26	26
Additional paid-in capital	437,758	430,781
Accumulated other comprehensive income	59	41
Accumulated deficit	(344,617)	(316,943)
Total stockholders' equity	93,226	113,905
Total liabilities and stockholders’ equity	$173,955	$215,658

Vapotherm, Inc.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net revenue	$20,625	$35,152	$52,933	$54,267
Cost of revenue	11,218	17,544	26,358	27,442
Gross profit	9,407	17,608	26,575	26,825
Operating expenses
Research and development	4,577	3,895	9,487	7,257
Sales and marketing	12,804	14,858	26,704	28,175
General and administrative	8,627	5,627	16,686	10,878
Total operating expenses	26,008	24,380	52,877	46,310
Loss from operations	(16,601)	(6,772)	(26,302)	(19,485)
Other (expense) income
Foreign currency loss	(60)	(25)	(130)	(1)
Interest income	24	60	53	185
Interest expense	(648)	(1,295)	(1,313)	(2,590)
Other	18	-	18	15
Net loss	$(17,267)	$(8,032)	$(27,674)	$(21,876)
Other comprehensive income (loss):
Foreign currency translation adjustments	7	(4)	18	(75)
Total other comprehensive income (loss)	$7	$(4)	$18	$(75)
Total comprehensive loss	$(17,260)	$(8,036)	$(27,656)	$(21,951)
Net loss per share - basic and diluted	$(0.67)	$(0.35)	$(1.07)	$(0.99)
Weighted-average number of shares used in calculating net loss per share, basic and diluted	25,887,313	23,090,613	25,841,944	21,986,774

VAPOTHERM, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities
Net loss	$(27,674)	$(21,876)
Adjustments to reconcile net loss to net cash used in operating activities
Stock-based compensation expense	5,118	2,824
Depreciation and amortization	2,863	2,148
Provision for bad debts	(202)	282
Provision for inventory valuation	(183)	(327)
Non-cash lease expense	861	518
Change in fair value of contingent consideration	763	-
Loss on disposal of property and equipment	40	3
Amortization of discount on debt	64	127
Deferred income taxes	7	-
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	15,195	(8,542)
Inventories	(9,286)	(9,204)
Prepaid expenses and other assets	(281)	(547)
Accounts payable	(308)	3,380
Contract liabilities	(1,664)	868
Accrued expenses and other current liabilities	(14,856)	6,189
Operating lease liabilities, current and long-term	(859)	(518)
Net cash used in operating activities	(30,402)	(24,675)
Cash flows from investing activities
Purchases of property and equipment	(3,156)	(3,839)
Net cash used in investing activities	(3,156)	(3,839)
Cash flows from financing activities
Proceeds from short-term line of credit	-	995
Payments on short-term line of credit	(1,993)	-
Proceeds from exercise of stock options	917	267
Proceeds from issuance of common stock in connection with public offering	-	94,156
Proceeds from issuance of common stock in connection with at-the-market offering	-	9,926
Proceeds from issuance of common stock under Employee Stock Purchase Plan	851	359
Common stock offering costs	-	(471)
Net cash provided by (used in) financing activities	(225)	105,232
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(12)	(28)
Net increase (decrease) in cash, cash equivalents and restricted cash	(33,795)	76,690
Cash, cash equivalents and restricted cash
Beginning of period	115,536	73,507
End of period	$81,741	$150,197
Supplemental disclosures of cash flow information
Interest paid during the period	$1,249	$2,422
Property and equipment purchases in accounts payable and accrued expenses	$442	$341
Issuance of common stock upon vesting of restricted stock units	$91	$111

Non-GAAP Financial Measures

The following tables contain a reconciliation of net loss to Adjusted EBITDA for the three months ended June 30, 2021 and 2020, respectively.

(unaudited)

	Three Months Ended June 30,
	2021	2020
	(in thousands)
Net loss	$(17,267)	$(8,032)
Interest expense, net	624	1,235
Depreciation and amortization	1,289	1,051
EBITDA	$(15,354)	$(5,746)
Foreign currency	60	25
Change in fair value of contingent consideration	561	-
Stock-based compensation	2,433	1,377
Adjusted EBITDA	$(12,300)	$(4,344)

Supplemental Operating Metrics

	June 30,
	2021	2020	Change
	Amount	Amount	Amount	%
Precision Flow Units Installed Base
United States	21,004	15,417	5,587	36.2%
International	11,019	6,640	4,379	65.9%
Total	32,023	22,057	9,966	45.2%

	Three Months Ended June 30,
	2021	2020	Change
	Amount	Amount	Amount	%
Precision Flow Units Sold and Leased
United States	415	2,556	(2,141)	-83.8%
International	900	1,393	(493)	-35.4%
Total	1,315	3,949	(2,634)	-66.7%

Disposable Patient Circuits Sold
United States	65,553	90,776	(25,223)	-27.8%
International	72,466	47,777	24,689	51.7%
Total	138,019	138,553	(534)	-0.4%

SOURCE: Vapotherm, Inc.

Investor Relations Contacts:

Mark Klausner or Mike Vallie, Westwicke, an ICR Company, ir@vtherm.com, +1 (603) 658-0011